AMENDED SEVERANCE POLICY
(Excerpt from Employee Handbook)

Eligibility for Separation Allowance
An employee who is involuntarily terminated as a result of a reduction in force as defined above is eligible for separation allowance providing the following conditions are met:

•	The individual is a regular full-time employee.

•	The reason for separation is “Reduction in Force” as described above.

•	The employee has not refused to accept a position of comparable status or pay (as determined by the Bank in its sole discretion) and which does not require relocation of primary residence.

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The employee has not refused to accept a position of comparable status or pay with another employer (as determined by the Bank in its sole discretion) who acquires any of the assets or operations of the Bank and which does not require relocation of primary residence.

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The employee signs a separation and release agreement, in a form acceptable to the Bank that releases the Bank from any and all claims against the Bank arising out of the employee’s employment with the Bank or his/her termination of employment.

Separation Allowance
Eligible employees will receive the following separation allowance:

•	For employees in Tiers 7 through 9 as outlined in the incentive plan document, two weeks of pay for each full year of service with a minimum of four weeks and a maximum of six months.

•	For employees in Tiers 3 through 6 as outlined in the incentive plan document, two weeks of pay for each full year of service with a minimum of 8 weeks and a maximum of one year.
Notification period of separation is normally 30 calendar days. The notification may include a working or non-working notice period.
Payment for separation allowance will generally be paid in a single lump sum.
Separated employees will be paid for all unused vacation for which they are eligible.
Years of Service
Years of service is defined as years earned or completed rather than accrued. Consequently, a year of service has not been earned until it has been fully completed. For example, an employee hired in July 2007 and terminated in January 7, 2014 would be credited with six years of service for separation allowance purposes.

Benefit Coverage
Medical, dental, and vision coverage will continue for the remainder of the month in which the separation occurs. Extended medical and dental coverage at the current employee rates will be provided through the end of the month covered by the severance period if the reason for separation is Reduction in Force as described in Types of Separation above. However, under no circumstances may coverage be extended beyond the date that the separated employee is re-employed and eligible for medical coverage with a new employer.
All other benefits cease on the last day of the month of separation with the exception of life and disability coverage, which end on the last day worked.
Under Iowa law, separating employees and their dependents, who have been participants in the Bank's medical insurance program for at least three months, may have the option to extend coverage for up to nine months following separation. Employees separating for any reason are advised to contact Human Resources to complete the required documents. Dependents of a deceased employee or the newly divorced spouse of an employee may also be eligible for the plan and are advised to contact a Human Resources representative.

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